UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2013

Landmark Apartment Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4901 Dickens Road, Suite 101 Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 237-1335

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Acquisition of Ashley Court Apartments

On February 28, 2013, Landmark Apartment Trust of America, Inc. (the “Company”), through Landmark at Brighton Colony, LLC, its indirect wholly-owned subsidiary, acquired 100% of the fee simple interest in a multi-unit apartment community located in Charlotte, North Carolina (the “Ashley Court Property”), in exchange for aggregate consideration valued at $30,000,000, which consisted of $2,761,077 paid in cash, the incurrence by the Company of approximately $24,480,000 of mortgage indebtedness and the issuance by the Company of 306,547 shares of its common stock valued at $9.00 per share representing aggregate consideration of approximately $2,758,923. The Ashley Court Property is comprised of approximately 326,208 rentable square feet and contains 276 units. As of February 28, 2013, the Ashley Court Property was 95.3% occupied.

The new mortgage indebtedness incurred by the Company in connection with the acquisition of the Ashley Court Property has a variable interest rate of 3.00% over the 30-day LIBOR (as defined in the loan agreement), which has been capped at 5.25% by an interest rate swap agreement entered into by the Company, and is issued by Wells Fargo Bank. The loan is secured by a first mortgage on the Ashley Court Property and by a payment guaranty entered into by Landmark Apartment Trust of America Holdings, LP, the Company’s operating partnership. The loan matures on March 1, 2015 subject to a six month extension option upon satisfying certain conditions.

Abbington Place Apartments

On February 28, 2013, the Company, through Landmark at Greenbrooke Commons, LLC, its indirect wholly-owned subsidiary, acquired 100% of the fee simple interest in a multi-unit apartment community located in Charlotte, North Carolina (the “Abbington Place Property”), in exchange for aggregate consideration valued at $34,000,000, which consisted of approximately $2,115,020 paid in cash, the assumption by the Company of approximately $25,539,890 of mortgage indebtedness and the issuance by the Company of 705,010 shares of common stock valued at $9.00 per share representing aggregate consideration of approximately $6,345,090. The Abbington Place Property is comprised of approximately 351,480 rentable square feet and contains 279 units. As of February 28, 2013, the Abbington Place Property was 93.1% occupied.

The mortgage indebtedness assumed in connection with the acquisition of the Abbington Place Property has a fixed interest rate of 4.29% and is issued by Fannie Mae and serviced by Wells Fargo Bank. The loan is secured by a first mortgage on the property and matures on May 1, 2022.

While each acquisition is individually insignificant for purposes of the reporting requirements of Form 8-K, the seller of the Ashley Court Property is under the common control or management as the seller of the Abbington Place Property, making the two properties “related businesses” which are significant in the aggregate.

In evaluating the acquisitions described above and determining the appropriate amount of consideration to be paid, the Company considered a variety of factors, including property condition reports, tenant rent rolls, property location, visibility and access, age of the property, physical condition and curb appeal, review of an independent third-party appraisal, neighboring property uses, local market conditions, including vacancy rates, area demographics, including average household income, neighborhood growth patterns and economic conditions, and the presence of demand generators.

The Company currently has no plans for any renovations, improvements or development of the properties described herein and the Company believes the properties are adequately insured.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation of an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Since it is impracticable to provide the required financial statements for the acquired real properties described in Item 2.01 above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before May 16, 2013 which date is within the period allowed to file such an amendment.

(b) Pro Forma Financial Information.

See paragraph (a) above.

(c) Shell Company Transactions

None.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 6, 2013	Landmark Apartment Trust of America, Inc.

	By:	/s/ B. Mechelle Lafon
	Name:	B. Mechelle Lafon
	Title:	Chief Financial Officer, Treasurer and Secretary